UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 3, 2011, the Federal Home Loan Bank of Chicago (the “Bank”) executed a new employment agreement (the “Employment Agreement”) between the Bank and its President & CEO, Matthew R. Feldman which is effective January 1, 2011 (the “Effective Date”). The Employment Agreement cancels and supersedes Mr. Feldman's prior employment agreement dated as of May 5, 2008. As outlined in the Employment Agreement:

1.
The Bank and Mr. Feldman have agreed to a compensation arrangement that continues to closely align the interests of Mr. Feldman with the interests of the members of the Bank and that provides appropriate incentives to Mr. Feldman for the successful performance of his duties; and

2.
The Bank recognizes the valuable services that Mr. Feldman has rendered and desires to be assured that he will continue his active participation in the business of the Bank, subject to the terms of the Employment Agreement, and desires to assure Mr. Feldman that his employment will continue subject to the terms of the Employment Agreement.

The Employment Agreement provides that, unless terminated earlier as provided for in the agreement, the Bank's employment of Mr. Feldman will continue from the Effective Date through December 31, 2014 (“Term of the Agreement”); provided, however that the Term of the Agreement will be automatically extended by one (1) year effective January 1, 2015 and each year thereafter until such date as either the Bank or Mr. Feldman have terminated the automatic extension provision by giving written notice to the other party at least three (3) months prior to the end of the initial Term of the Agreement or any extension thereof.
The Employment Agreement provides for an initial base salary of $695,000, which base salary is effective as of the Effective Date. The Personnel &Compensation Committee (the “P&C Committee”) of the Board will review Mr. Feldman's performance at least annually and in its discretion may recommend to the Board for approval an increase to his base salary.
Mr. Feldman is also eligible to participate in the Pentegra Financial Institutions Retirement Fund, Pentegra Financial Institutions Thrift Plan and Benefit Equalization Plan. Under certain circumstances as further described below, Mr. Feldman is eligible to receive additional benefits under the Benefit Equalization Plan. For a description of these plans, see “Part III - Item 11 - Executive Compensation - Executive Compensation Discussion & Analysis” in the Bank's 2009 Annual Report on Form 10-K.
Pursuant to the Employment Agreement, Mr. Feldman is eligible as of the Effective Date to participate in two of the Bank's current incentive compensation plans: (1) the President's Incentive Compensation Plan; and (2) the Key Employee Long Term Incentive Compensation Plan.
Effective January 1, 2011, upon the recommendation of the P&C Committee, the Board implemented a revised short-term incentive compensation plan (the “President's Incentive Compensation Plan”). The P&C Committee revised the Bank's previous president's short-term incentive plan to defer a portion of the bonus awards.
The President's Incentive Compensation Plan provides for the award of cash bonuses on the basis of performance over a one-year period calculated using weighted performance criteria correlated to the Bank's board-approved strategic business plan for the year. The plan provides for a cash award based upon the achievement of performance criteria and targets with are established by the P&C Committee at the beginning of each annual award period. Award payments under the plan can range, on the basis of performance, from 0% to 100% of annual salary with the target bonus being 60% of annual salary. The P&C Committee reserves the discretion to make adjustments in the performance criteria established for any award period either during or after the award period and to make or adjust award payments to compensate for or reflect any significant changes which may have occurred during the award period.
Previously, short-term incentive awards under the prior president's incentive compensation plan were paid at 100% after the completion of the plan year. Under the new President's Incentive Compensation Plan, payments will be deferred as follows:

•	50% paid in cash after the end of the plan year;

•	25% paid in cash after the end of the second year; and

•	25% paid in cash after the end of the third year.
Payment of deferred payments would be based on whether or not there were material inaccuracies related to financial reporting or award performance metric criteria for the plan award or succeeding plan year as determined by the P&C Committee. In the event of retirement, death or disability of the President & CEO, a change of control, or termination by President & CEO of his employment for good reason, deferred awards become payable within sixty days of such event.
Under the Employment Agreement, Mr. Feldman is also entitled to participate in the Bank's Key Employee Long Term Incentive Compensation Plan. This plan has a three-year performance period. Mr. Feldman will be entitled to compensation under this plan if he attains the performance objective targets mutually agreed upon by the Board of Directors (the “Board”) and Mr. Feldman.
Under the terms of the Employment Agreement, the P&C Committee will review Mr. Feldman's performance annually and will have the option, in the sole discretion of the P&C Committee, to recommend to the Board that Mr. Feldman receive a discretionary bonus separate from any incentive compensation earned under the President's Incentive Compensation Plan and the Key Employee Long Term Incentive Compensation Plan. The Board will have the sole discretion to approve, deny, or modify any such recommendation of the P&C Committee.
The terms of the Employment Agreement specify that Mr. Feldman is responsible for the payment of all federal, state, and local income and other taxes which may be due with respect to any payments made to him pursuant to the Employment Agreement; provided, however that if Mr. Feldman incurs any additional tax liabilities, penalties, and/or interest under Section 409A of the Internal Revenue Code of 1986, as amended, then the Bank will indemnify and hold Mr. Feldman harmless for such additional tax liabilities, penalties, and/or interest.
Under the terms of the Employment Agreement, in the event that Mr. Feldman's employment with the Bank is terminated either by him with Good Reason (as defined in the Employment Agreement), by the Bank other than for Cause (as defined in the Employment Agreement), by non-renewal by the Bank of the Employment Agreement, or as a result of the death or Disability (as defined in the Employment Agreement) of Mr. Feldman, Mr. Feldman is entitled to receive the following payments:

1.	all accrued and unpaid salary for time worked as of the date of termination;

2.	all accrued but unutilized vacation time as of the date of termination;

3.	salary continuation (at the base salary level in effect at the time of termination) for a one-year period beginning on the date of termination;

4.
payment in a lump sum of an amount equal to the minimum total incentive compensation that Mr. Feldman would otherwise have been entitled to receive if all performance targets for the current calendar year had been met at a 100% level;

5.
continued participation in the Bank's employee health care benefit plans in accordance with the terms of the Bank's then-current severance plan that would be applicable to him if his employment had been terminated pursuant to such plan, provided that the Bank will continue paying the employer's portion of medical and/or dental insurance premiums for one (1) year from the date of termination, and

6.
an additional amount under the Banks Post-December 31, 2004 Benefit Equalization Plan equal to the additional annual benefit under Section 3.01 of such plan if it such benefit had been calculated as if (i) Mr. Feldman were three (3) years older than his actual age and (ii) Mr. Feldman had three (3) additional years of service at the same rate of annual compensation in effect for the 12-month period ending on the December 31 immediately preceding the termination of Mr. Feldman's employment.

If Mr. Feldman's employment with the Bank is terminated by the Bank for Cause or by Mr. Feldman other than for Good Reason, Mr. Feldman will be entitled only to the amounts in items (1) and (2) above. The Employment Agreement provides that Mr. Feldman will not be entitled to any other compensation, bonus or severance pay from the Bank other than those specified above and any vested rights which he has under any pension, thrift, or other benefit plan, excluding the severance plan.
The terms of the Employment Agreement also specify that the right to receive termination payments outlined above in connection with a termination for Good Reason, other than for Cause or non-renewal of the Employment Agreement is contingent upon, among other things, Mr. Feldman signing a general release of all claims against the bank in such form as the Bank requires.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Federal Home Loan Bank of Chicago and Matthew R. Feldman, effective January 1, 2011
10.2	President's Incentive Compensation Plan, effective January 1, 2011

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: January 7, 2011	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary